Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-220257 on Form S-3 and Nos. 333-200828, 333-188526, 333-182225, 333-56161, 333-50806, 333-49732, 333-121073, 333-151184, 333-155191 and 333-129774 on Form S-8 of Sempra Energy of our report dated February 22, 2018 relating to the consolidated financial statements of Oncor Electric Delivery Holdings Company LLC and its subsidiary (the “Company”) as of and for the year ended December 31, 2017 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph that describes the ring-fencing measures implemented by the Company) appearing in this Current Report on Form 8-K/A of Sempra Energy dated May 3, 2018.

/s/ Deloitte & Touche LLP

Dallas, TX
May 3, 2018